RCAI ANNOUNCES REPURCHASE OF
CONVERTIBLE PROMISSORY NOTES AND WARRANTS

LAKE FOREST, California, February 2, 2007, Reclamation Consulting and Applications, Inc. (“RCAI”) (OTC Bulletin Board: RCAA) announced today that it has entered into an agreement with four investors, to repurchase $2,000,000 of convertible promissory notes (“Notes”) and 8,000,000 common stock purchase warrants (“Warrants”) originally issued to four investors on June 23, 2005.

The aggregate repurchase price for the convertible notes will be the total face value of the Notes outstanding on the date of repurchase, plus any accrued interest on the Notes as of that date, plus a pre-payment penalty of thirty percent (30%). In addition to the cash payment made for the Notes, the investors will receive 3,250,000 shares of RCAI restricted common stock, valued at $325,000, or ten cents per share.

Under the agreement, RCAI has until March 30, 2007 to repurchase all of the Notes. If RCAI does not repurchase all of the Notes by March 30, 2007, then the repurchase agreement becomes null and void, and the original agreement with the investors will continue to stand. If RCAI does not exercise its repurchase right for the Notes until March 30, 2007, the cash payment required for the Notes will be $1,047,203, which would be in addition to a routine monthly cash payment on the Notes due February 28, 2007 in the amount of $63,118.01.

The aggregate repurchase price for the Warrants is $258,338, and RCAI may repurchase the Warrants at any time through April 30, 2007. If it fails to repurchase all of the Warrants by that date, then the repurchase agreement will be null and void as to the Warrants, and the original warrant agreement made with the investors will continue in full force and effect.

Provided that RCAI makes all of the required payments by the dates due under the repurchase agreement, and is not otherwise in breach of the agreement, the investors will have no further rights, and RCAI will have no further obligations, under the original convertible note and related agreements. At the present time, RCAI does not have sufficient cash resources to exercise its repurchase rights under the agreement, and there can be no guarantee that it will be able to raise the funds necessary within the required timeframe. It anticipates raising the capital necessary to repurchase the Notes and Warrants through a private placement of debt and/or equity securities. The four investors from whom the Notes and Warrants are being repurchased are AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC.

About RCAI

RCAI is an industrial supply company providing products and services throughout North America and worldwide. RCAI specializes in the development, manufacturing, sales and distribution of superior, environmentally friendly lubricants, industrial release agents and form oils. For further information contact Mike Davies at RCAI directly at tel. (949) 609-0590 or visit the Company online at www.rca-inc.com.

Forward Looking Statements

Any statements made in this press release which are not historical facts contain certain forward-looking statements, as such term is defined in the Private Litigation Reform Act of 1995, concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results of the specific items described in this release, and the company's operations generally, to differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements, and we disclaim any obligation to update information contained in any forward-looking statement.